EXHIBIT 99.1

Lumera Reports Third Quarter 2006 Results and Progress in Product Development

BOTHELL, WA. (November 8, 2006) -- Lumera Corporation (NASDAQ: LMRA), a leader in the emerging field of nanotechnology, today reported financial results for the third quarter of 2006 and released information regarding its current product development progress.

Revenues totaled $1,030,000 for the three months ended September 30, 2006 compared with $681,000 for the same period in 2005, a 51 percent increase over the prior year. Lumera’s net loss totaled $2,698,000 or $0.16 per share for the third quarter of 2006 compared with $2,034,000 or $0.12 per share for the same period in 2005.

Revenues totaled $2,198,000 for the nine months ended September 30, 2006 compared with $1,269,000 for the same period in 2005, a 73 percent increase over the prior year. Lumera’s net loss totaled $8,992,000 or $0.54 per share for the nine months ended September 30, 2006 compared with $7,838,000 or $0.47 per share for the same period in 2005.

“We continue to make progress in developing products for what we believe will be large market opportunities”, said Lumera Chief Executive Officer Tom Mino. “Our biosciences initiative continues to mature. During the quarter, we focused our resources on launching a successful commercial ProteomicProcessor™, instead of making additional beta units for evaluation with other collaboration partners. We are now confident that we have the necessary customer feedback on features and functions to succeed in the marketplace.”

“In October, we successfully completed and tested our initial prototype millimeter wave communications system”, he continued, “and look forward to the successful completion and test of the multi-band iteration of this prototype in the near future.”

Summary Discussion of Product Development

Lumera develops proprietary polymer materials which are used in bioscience products and in electro-optic devices further detailed in the market summaries below.

Bioscience

Lumera is developing label free high throughput methods targeted at the biological and medical research markets. During the quarter, the company focused its resources on developing the ProteomicProcessor™ as a commercial ready product. The instrument received favorable initial responses at a focus group in July attended by eight pharmaceutical companies. It will be showcased at PepTalk, an international protein conference being held in San Diego in January, 2007. Lumera is sponsoring a luncheon event at which Dr. Josh LaBaer of the Harvard Proteomics Institute will describe his research using Lumera’s ProteomicProcessor™.

In October, the company released an update on Dr. LaBaer’s work. The research builds next generation discovery and diagnostics methods by combining Harvard’s NAPPA (Nucleic Acid Programmable Protein Array) technology with the ProteomicProcessor™’s unique ability to understand in great detail how proteins interact with each other and other compounds.

Also in October, the Company announced that it had signed an expanded agreement with the Institute for Systems Biology (ISB), an internationally renowned non-profit research institute dedicated to the study and application of systems biology. The revised collaboration agreement will focus on detection methods for an array of diagnostic biomarkers aimed at various types of cancer. The agreement extends a previous agreement between Lumera and ISB announced in February of 2005. ISB was the first research institution to test Lumera's ProteomicProcessor™.

Electro-Optics

Lumera is developing a new generation of electro-optic modulators and other devices for optical networks and systems based on proprietary polymer materials.

In October, Lumera announced the successful testing of its millimeter wave wireless bridge that will enable government and commercial entities to transmit very large amounts of data via a variety of high speed telecommunications networks.

The successful test included transmitting 10 Gbps at 94 GHz, through the use of Gigabit Ethernet and other standard protocols. The single band wireless communications system completes the first phase of Lumera's product development. Potential applications for the wireless bridge include enterprise campus connectivity, local area network (LAN) extension, metropolitan area network (MAN), redundant access (network diversity), storage access (SAN), distribution of high definition video, teleradiology. Target customers are organizations with vast amounts of data to transmit, such as large commercial enterprises and universities. Government agencies have also expressed an interest in such a high-data-rate wireless bridge for use in disaster recovery applications. Lumera's wireless bridge offers high data transmission rates at low cost while avoiding the expense of digging and laying optical fiber, in an integrated system solution.

The company also supplied sample quantities of 40 and 95GHz modulators to potential customers for evaluation.

Summary Financial Discussion

Revenues totaled $1,030,000 for the three months ended September 30, 2006 compared with $681,000 for the same period in 2005. Government contract revenue totaled $1,015,000 for the three months ended September 30, 2006 compared with $624,000 for the same period in 2005. The increase in current quarter contract revenues was due primarily to work on our recently awarded DARPA contract. Backlog on government contracts at September 30, 2006 totaled $2,741,000. Product revenues totaled $15,000 for the three months ended September 30, 2006 consisting primarily of the sale of NanoCapture™ arrays.

Revenues totaled $2,198,000 for the nine months ended September 30, 2006 compared with $1,269,000 for the same period in 2005. Government contract revenue totaled $2,036,000 for the nine months ended September 30, 2006 compared with $1,212,000 for the same period in 2005. The increase in contract revenues was due primarily to work on our recently awarded DARPA contract and to work on the millimeter wave detection contract. Product revenues totaled $162,000 for the nine months ended September 30, 2006 consisting of the sale of beta versions of the ProteomicProcessors™ and related consumables totaling $119,000 and sales of electro-optics products totaling $43,000.

Operating expenses totaled $3,338,000 for the three months ended September 30, 2006 compared with $2,429,000 for the same period in 2005. Research and development expense, which totaled $1,440,000 for the three months ended September 30, 2006, increased by $90,000 from the same period in 2005. Marketing, general and administrative expense, which totaled $1,898,000 for the three months ended September 30, 2006, increased by $819,000 from the same period in 2005 due primarily to additional cash compensation costs associated with additional sales and marketing and administrative personnel and severance costs, and non-cash expenses associated with share-based payments and facilities related costs.

Operating expenses totaled $10,505,000 for the nine months ended September 30, 2006 compared with $8,811,000 for the same period in 2005. Research and development expense, which totaled $4,623,000 for the nine months ended September 30, 2006, declined by $261,000 from the same period in 2005 as we directed resources toward product commercialization and contract revenue activities. Marketing, general and administrative expense, which totaled $5,882,000 for the nine months ended September 30, 2006, increased by $1,955,000 from the same period in 2005 due primarily to additional cash compensation costs associated with additional sales and marketing and administrative personnel and severance costs, and non-cash expenses associated with share-based payments and facilities related costs.

Lumera adopted Financial Accounting Standards Board (“FASB”) Statement No. 123(R), Share-Based Payment, (“FAS 123R”) effective January 1, 2006. During the three and nine months ended September 30, 2006 we recorded non-cash share based compensation expense of $102,000 and $265,000 to R&D expense and $297,000 and $1,059,000 to G&A expense, respectively.

Lumera’s net loss totaled $2,698,000 or $0.16 per share for the three months ending September 30, 2006 compared to a net loss of $2,034,000 or $0.12 per share for the same period in 2005. Lumera’s net loss totaled $8,992,000 or $0.54 per share for the nine months ending September 30, 2006 compared to a net loss of $7,838,000 or $0.47 per share for the same period in 2005.

Lumera ended the quarter with $12.1 million in cash and investment securities. Lumera used $3.6 million in cash to fund operations and working capital requirements during the third quarter of 2006, bringing the nine month total cash usage total to $9.7 million. Capital expenditures, which include leasehold and related capital improvements totaled $1,341,000 for the third quarter and $2,082,000 for the first nine months of 2006. Lumera set aside $700,000 to collateralize our new facilities lease during the first quarter.

Conference Call

Lumera will host a conference call to discuss its third quarter of 2006 financial results on November 8 at 4:30 p.m. EST. The call will be broadcast over the Internet and can be accessed from the company's web site at www.lumera.com. Additionally, U.S. participants may join the conference call by dialing 800.798.2796 ten minutes prior to the start of the conference. International participants can dial 617-614-6204. The conference passcode number is 54143215. A telephone replay of the call will be available through November 15, 2006, and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants. The replay passcode is 56976581. A replay of the conference call will be available on the company's web site.

About Lumera

Lumera is an emerging leader in the field of nanotechnology. The company designs proprietary molecular structures and polymer compounds for the bioscience and communications/computing industries, both of which represent large market opportunities. The company also has developed proprietary processes for fabricating such devices. For more information, please visit www.lumera.com.

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Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q.

Lumera Corporation
Condensed Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
Assets	2006	2005
Current assets
Cash and cash equivalents	$6,122	$4,885
Investment securities, available-for-sale	5,939	16,871
Costs and estimated earnings in excess of billings on uncompleted contracts	389	77
Inventories	234	-
Other current assets	674	551
Total current assets	13,358	22,384

Property and equipment, net	2,688	1,276
Restricted Investments	700	-
Other Assets	46	46
Total assets	$16,792	$23,706

Liabilities and Shareholders' equity

Current liabilities
Accounts payable	$801	$493
Accrued liabilities	915	1,059
Total current liabilities	1,716	1,552

Other long term liabilities	362	-
Total current liabilities	2,078	1,552

Commitments and contingencies

Shareholders' equity
Common stock at par value	17	17
Additional paid-in capital	72,390	71,070
Deferred stock-based compensation	-	(215)
Accumulated other comprehensive loss	(1)	(18)
Accumulated deficit	(57,692)	(48,700)
Total shareholders' equity	14,714	22,154
Total liabilities and shareholders' equity	$16,792	$23,706

Lumera Corporation
Statements of Operations
(In thousands, except earnings per share and share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenue	$1,030	$681	$2,198	$1,269
Cost of revenue	566	441	1,270	775
Gross profit	464	240	928	494

Research and development expense	1,440	1,350	4,623	4,884
Marketing, general and administrative expense	1,898	1,079	5,882	3,927
Total operating expenses	3,338	2,429	10,505	8,811

Loss from operations	(2,874)	(2,189)	(9,577)	(8,317)
Interest income	176	155	585	479

Net loss from operations	$(2,698)	$(2,034)	$(8,992)	$(7,838)

Net loss per share-basic and diluted	$(0.16)	$(0.12)	$(0.54)	$(0.47)

Weighted-average shares outstanding - basic and diluted	16,802,443	16,600,440	16,777,363	16,573,891

Contact:

Hélène F. Jaillet
(Investor Relations)
Lumera Corporation
425-398-6546

Todd Wolfenbarger
(Media)
The Summit Group Communications
801-595-1155
801-244-9600 cell

SOURCE: Lumera Corporation